Exhibit 99.1

News Release

Torchmark Corporation	•	2001 Third Avenue South	•	Birmingham, Alabama 35233

Contact: Joyce Lane		972-569-3627		NYSE Symbol: TMK

TORCHMARK CORPORATION’S

MANAGEMENT EXERCISES OPTIONS

Birmingham, Alabama, May 5, 2005–Torchmark Corporation (NYSE: TMK) earlier today executed a voluntary stock option exercise and restoration program in which 119 directors, employees and consultants exercised vested options on Torchmark common stock and received a lesser number of new options at the current market price. As a result, Torchmark issued 5.8 million new shares to the participants. However a substantial number of the new shares were immediately sold through the open market by the participants to cover the option exercise price of their new shares and their related income taxes. As a result of the program, management’s ownership in Torchmark increased and the Company will receive a significant current tax benefit from the exercise of the options. The volume of shares available in the market as a result of the exercise program substantially exceeded the normal daily volume of Torchmark shares traded. Torchmark used the cash received from the option exercises to acquire 4.7 million shares of its common stock in the market today in connection with its ongoing share buyback program.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. American Income Life is nationally recognized for providing individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com

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